Exhibit 99

Contact Info: James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Quarterly Dividend

LOWELL, Mass., July 18, 2017 (GLOBE NEWSWIRE) -Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC)

On July 18, 2017, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.135 per share to be paid on September 1, 2017 to shareholders of record as of August 11, 2017. The 2017 dividend rate represents a 3.8% increase over the 2016 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, as well as investment advisory and wealth management, trust, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 23 full-service branches located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham, and Salem. The Company also anticipates that the Windham, NH branch will open in the next few weeks.